Exhibit 3.18

CERTIFICATE OF FORMATION

OF

SUN EDISON LLC

A LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:

SUN EDISON LLC

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, 19808, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 13th day of January, A.D. 2003.

/s/ Cellina Wohner
Authorized Person
Cellina Wohner